Exhibit 10.1
RELEASE AND WAIVER
     THIS RELEASE AND WAIVER (the “Termination Release”) is made as of the _____ day of ___________, 2010, and shall be effective as of February 1, 2011, by and between ASHFORD HOSPITALITY TRUST, INC. (the “REIT”) and ALAN TALLIS (the “Executive”).
     WHEREAS, the Executive, Ashford Hospitality Trust, Inc. (the “REIT”), and Ashford Hospitality Limited Partnership (the “Operating Partnership”) have entered into an Employment Agreement (the “Agreement”) dated effective as of March 31, 2008, and providing certain compensation and severance amounts upon the Executive’s termination of employment; and
     WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Termination Release in consideration of the REIT and the Operating Partnership (collectively, the “Company”) agreeing to provide the compensation and severance amounts and agreeing to the other terms and conditions to become effective upon the Executive’s termination of employment set out in this Termination Release, and in accordance with the terms hereof and those other agreements referenced herein; and
     WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company on the terms and conditions set forth herein;
     NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. RELEASE.
     (a) The Executive knowingly and voluntarily releases, acquits, covenants not to sue and forever discharges the Company, and their respective affiliates, owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security

Act of 1974, Texas Labor Code Section 21.001, et seq. (Texas Employment Discrimination); Texas Labor Code Section 61.001, et seq. (Texas Pay Day Act); Texas Labor Code Section 62.002, et seq. (Texas Minimum Wage Act); Texas Labor Code Section 201.001, et seq. (Texas Unemployment Compensation Act); Texas Labor Code Section 401.001, et seq., specifically Section 451.001 formerly codified as Article 8307c of the Revised Civil Statutes (Texas Workers’ Compensation Act and Discrimination Issues); and Texas Genetic Information and Testing Law, each as amended, or any other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized, SPECIFICALLY EXCLUDING from the scope of the release contained in this Termination Release, those matters, considerations and future obligations of the Company set forth in Section 8(c) and otherwise as set forth in the Agreement
     (b) The Executive represents that he has not filed or permitted to be filed against any of the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. Notwithstanding anything in this Termination Release to the contrary, nothing herein shall prevent the Executive from seeking to enforce his rights under this Termination Release or the Agreement. Further, the Executive does not, by virtue of his execution of this Termination Release, hereby waive or release his rights to any benefits under the respective Company employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course.
     (c) The Executive acknowledges that on or about each of March 21, 2008, April 2, 2009, August 15, 2008 and March 24, 2010, the Executive was issued a number of unvested restricted stock grants pursuant to the 2003 stock incentive plan of the REIT (the “Stock Grants”), which Stock Grants are represented and governed by separate written agreements entitled “Grant of Restricted Stock” (the “Stock Grant Agreements”). Pursuant to the Stock Grant Agreements, (a) 33.33% of the Stock Grants vest on each anniversary date of the issuance of such Stock Grants over a period of three years, and (b) upon any resignation or removal from employment with the REIT or its affiliates, all unvested Stock Grants are forfeited by the Executive (the “Forfeiture Clause”). Notwithstanding the Forfeiture Clause to the contrary, the REIT agrees to permit the Executive to retain all unvested Stock Grants held as of the date hereof, which Stock Grants will vest proportionately in the same timeframe as provided in each respective Stock Grant Agreement, all as more specifically set forth on Schedule 1 attached hereto; provided, however, it shall be a condition to the vesting of any Stock Grants that the Executive shall not have breached any of the terms and conditions of this Termination Release. In the event of a material, uncured (after due notice and a reasonable opportunity to cure provided to Executive) breach by the Executive of any of the material terms and conditions of this Termination Release, all unvested Stock Grants shall be forfeited by the Executive, and the Company and Executive will each retain all rights, remedies and defenses available at law or in equity, except where specifically waived or released hereunder.

     (d) At all times prior to the date that 100% of the Stock Grants become fully vested (i.e., March 24, 2013), the Executive will remain unemployed, except (i) for the permitted activities described in Section 1(c)(i), (ii) and (iii) of the Agreement, (ii) consulting work with the Company and its affiliates as reasonably required by the Company from time to time, not in excess of 15 / hours per week on average during any particular month, and (iii) following the first anniversary of the date of this Termination Release, consulting work with any other company or organization not in excess of fifteen (15) hours per week on average during any particular month. Following the first anniversary of the date of this Termination Release through March 24, 2013, the Company shall pay the Executive for any such consulting work with the Company and its affiliates at a rate of $400 per hour.
     (e) The parties agree that the Executive’s termination of employment is the result of the voluntary resignation of the Executive, which is characterized under the Agreement as a “Termination by Executive Without Good Reason”. The Date of Termination is February 1, 2011.
     2. NON-DISPARAGEMENT. The Executive covenants and agrees he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or their respective affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing herein or in the Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.
     3. NON-SOLICITATION. The Executive covenants and agrees he shall not, without the prior written consent of the Company, for a period ending three (3) years from the Date of Termination (as defined in the Agreement), directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of their affiliates, or any person who was an employee of the Company during the six months preceding the Executive’s Date of Termination (as defined in the Agreement), or solicit or encourage any employee of the Company or any of their affiliates to leave the employment of the Company or any of such affiliates, as applicable.
     4. NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. The Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and their affiliated entities, and may not be converted to Executive’s own use or converted by Executive for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, Executive agrees he shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.

     5. ACKNOWLEDGMENT. The Company have advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release.
          BECAUSE THE EXECUTIVE IS OVER FORTY (40) YEARS OF AGE, HE HAS SPECIFIC RIGHTS UNDER THE OLDER WORKERS BENEFITS PROTECTION ACT (“OWBPA”), WHICH PROHIBITS DISCRIMINATION ON THE BASIS OF AGE, AND THAT THE RELEASES SET FORTH IN THIS TERMINATION RELEASE ARE INTENDED TO RELEASE ANY RIGHT HE MAY HAVE TO FILE A CLAIM AGAINST THE COMPANY ALLEGING DISCRIMINATION ON THE BASIS OF AGE.
          THE EXECUTIVE’S SIGNATURE BELOW CERTIFIES THAT THE COMPANY HAS PROVIDED HIM WITH TWENTY-ONE DAYS (UNTIL DECEMBER ____, 2010) IN WHICH TO CONSIDER AND ACCEPT THE TERMS OF THIS TERMINATION RELEASE BY SIGNING BELOW AND RETURNING IT TO DAVID BROOKS, C/O ASHFORD HOSPITALTIY TRUST. EXECUTIVE HAS THE RIGHT TO WAIVE THE TWENTY-ONE (21) DAY PERIOD BY EXECUTING THE TERMINATION RELEASE AND DELIVERING THE EXECUTED ORIGINAL TERMINATION RELEASE TO THE COMPANY. THE COMPANY HEREBY ADVISES EXECUTIVE THAT GRANTING SUCH WAIVERS IS VOLUNTARY AND THAT ACCEPTANCE OF THIS TERMINATION RELEASE IS VOLUNTARY. IN ADDITION, EXECUTIVE MAY RESCIND HIS ASSENT TO THIS TERMINATION RELEASE IF, WITHIN SEVEN (7) DAYS AFTER HE SIGNS IT, HE DELIVERS A NOTICE OF RESCISSION TO THE COMPANY. TO BE EFFECTIVE, SUCH RESCISSION MUST BE HAND DELIVERED OR POSTMARKED WITHIN THE SEVEN (7) DAY PERIOD AND SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO DAVID BROOKS, CHIEF OPERATING OFFICER AND GENERAL COUNSEL, ASHFORD HOSPITALITY TRUST, 14185 DALLAS PARKWAY, DALLAS, TX, 75254. IF THE TERMINATION RELEASE IS NOT REVOKED OR RESCINDED WITHIN THE SEVEN (7) DAY PERIOD, THE TERMINATION RELEASE SHALL BECOME BINDING ON THE PARTIES HERETO. HOWEVER, IF THE TERMINATION RELEASE IS TIMELY REVOKED OR RESCINDED, THIS OFFER OF SETTLEMENT SHALL TERMINATE AND THE TERMINATION RELEASE SHALL BE NULL AND VOID.

     IN WITNESS WHEREOF, the Executive and the Company have executed this Termination Release under seal as of the day and year first above written.

Alan Tallis

Ashford Hospitality Trust, Inc.

By:

David Brooks
Chief Operating Officer

Ashford Hospitality Limited Partnership

By:	Ashford OP General Partner LLC

By:
David Brooks
Vice President

Schedule 1
Unvested Stock Grants and Vesting Schedule

Stock Grant Issue	Total Unvested		Number of Shares to
Date	Shares Outstanding	Vesting Date	Vest
March 21, 2008	0	N/A	0

August 15, 2008	3,334	August 15, 2011	3,334

April 2, 2009	64,867	April 2, 2011	32,433
		April 2, 2012	32,434

March 24, 2010	185,000	March 24, 2011	61,666
		March 24, 2012	61,667
		March 24, 2013	61,667
Total Unvested Shares Outstanding = 253,201 shares